EXHIBIT 99.1
ADVENTRX ANNOUNCES 2006 SECOND QUARTER FINANCIAL RESULTS
SAN DIEGO — August 10, 2006 — ADVENTRX Pharmaceuticals, Inc. (Amex: ANX) today announced financial results for the three months ended June 30, 2006.
For the three months ended June 30, 2006, net income was $2.8 million (which included a gain on the fair market value of warrants of $18.0 million), or $0.03 per diluted share, compared with a net loss of $3.3 million, or $(0.06) per share, for the same period in 2005, and net operating loss was $15.2 million, including a one-time charge to in-process research and development of $10.4 million related to the SD Pharmaceuticals acquisition.
“One of the many highlights of the second quarter of 2006 is the merger with SD Pharmaceuticals, an acquisition which provided ADVENTRX with numerous additional product development opportunities in oncology and infectious disease,” said Evan M. Levine, ADVENTRX president and chief executive officer. “We are analyzing regulatory and development strategies for most of these product candidates, many of which we believe will qualify for bioequivalency development paths under section 505(b)(2) of the Federal Food, Drug & Cosmetic Act and we believe could create numerous growth opportunities for our organization.”
“Developments for our lead oncology drug, CoFactor®, include an agreement by the FDA to a special protocol assessment (SPA) for our Phase III pivotal clinical trial design and the initiation in June of patient dosing for this trial. At the annual ASCO conference in June, we announced an update to the results of the CoFactor Phase II clinical trial, including preliminary median overall survival of 459 days or approximately 15.1 months for first line metastatic colorectal cancer patients treated with CoFactor and 5-FU.”
“At the World Congress on Gastrointestinal Cancer in Barcelona, we presented pharmacokinetics data which demonstrated that we can achieve significant plasma concentrations of CoFactor from a two hour administration, suggesting that CoFactor may be suitable in an infusional regimen, which is the standard 5-FU administration for metastatic colorectal cancer in Europe. At this same conference, we presented encouraging new supplemental results from a follow-up evaluation of the 50 patients who completed the CoFactor plus 5-FU Phase II clinical trial. Median overall survival was 23.0 months for the 33 patients that received first and second line treatment. Second line treatment was selected by each investigator and consisted of chemotherapy for 29 patients and surgical resection for 4 patients. These second-line results are encouraging and suggest that CoFactor plus 5-FU may be a useful initial regimen in a sequential treatment strategy for metastatic colorectal cancer.”
“In June, the data safety monitoring board (DSMB) supported the continuation of our CoFactor Phase IIb clinical trial without modifications following a planned interim analysis of safety and efficacy data. This clinical trial has now enrolled 93% of the expected total clinical enrollment at sites in Europe and India.”
“With respect to our antiviral drug, Thiovir™, we announced additional positive preclinical results at two scientific conferences. First, we presented synergistic activity of Thiovir with zidovudine (AZT) against multiple HIV strains, but without synergistic toxicity in human cells. Furthermore, Thiovir re-sensitized zidovudine-resistant HIV strains to zidovudine, a finding that we believe has potentially important clinical implications. Additional results were presented demonstrating broad spectrum activity of Thiovir against HIV-1 and HIV-2 and complex NRTI (nucleoside reverse transcriptase inhibitor) and NNRTI (non-nucleoside reverse transcriptase inhibitor)-resistant virus. Thiovir also demonstrated activity against multiple subtypes of influenza B and influenza A, including a hybrid H5N1 avian influenza virus and was found to be active against herpes simplex virus-1 (HSV-1) and HSV-2.”
“We believe our product portfolio is making progress and has helped us gain increasing recognition within the investment community. This recognition is exemplified by our new membership in both the Russell 3000® and Russell 2000® Indexes.”

Second Quarter 2006 Financial Review
Research and development expenses for the second quarter of 2006 were $3.2 million, versus $2.2 million for the second quarter of 2005. This increase was due primarily to increased costs of the Company’s Phase IIb clinical trial as patient enrollment continued, as well as increased personnel costs due to new hires.
General and administrative expenses for the 2006 second quarter were $1.8 million, compared with $1.1 million for the same period in 2005. This increase is due primarily to employee and non-employee stock-based compensation charges and continuing SOX 404 compliance costs.
We recorded a gain on the fair value of warrants for the second quarter 2006 of $18.0 million. This non-cash gain is related to the valuation of warrants that were issued in conjunction with a financing in July 2005. The fair value was estimated to be $28.8 million at June 30, 2006, a reduction of $18.0 million from the estimated value at March 31, 2006 of $46.7 million. Accounting rules require the re-measurement of this non-cash expense at the end of each quarter .
In-process research and development expense for the second quarter 2006 was $10.4 million as a result of our acquisition of SD Pharmaceuticals. A fair valuation of the intangible assets acquired was completed in accordance with FAS 141/142 and it was determined that the entire purchase price would be allocated to in-process research and development expense.
ADVENTRX reported cash, cash equivalents and short-term investments of approximately $18.8 million as of June 30, 2006, compared with $22.6 million as of December 31, 2005. In addition, subsequent to June 30, ADVENTRX received approximately $3.1 million in connection with the exercise of certain warrants.
About ADVENTRX
ADVENTRX Pharmaceuticals is a biopharmaceutical research and development company focused on introducing treatments for cancer and infectious disease that surpass the performance and safety of existing drugs, by addressing significant problems such as drug metabolism, toxicity, bioavailability and resistance. More information can be found on the Company’s Web site at www.adventrx.com.
Forward-Looking Statement
This press release contains forward-looking statements, within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, regarding ADVENTRX. Such statements are made based on management’s current expectations and beliefs. Actual results may vary from those currently anticipated based upon a number of factors, including uncertainties inherent in the drug development process, the timing and success of clinical trials, the validity of research results, and the receipt of necessary approvals from the FDA and other regulatory agencies. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements regarding ADVENTRX, see the section titled “Risk Factors” in ADVENTRX’s last annual report on Form 10-K and its Quarterly Reports on Form 10-Q, as well as other reports that ADVENTRX files from time to time with the Securities and Exchange Commission. All forward-looking statements regarding ADVENTRX are qualified in their entirety by this cautionary statement. ADVENTRX undertakes no obligation to release publicly any revisions to forward-looking statements to reflect events or circumstances which occur after the date hereof.
Contact:
ADVENTRX Pharmaceuticals
Andrea Lynn
858-552-0866

[Tables to Follow]

ADVENTRX PHARMACEUTICALS, INC. AND SUBSIDIARY
(A Development Stage Enterprise)
Condensed Consolidated Statements of Operations
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Interest income	$252,114	$64,597	$488,641	$101,919

Total income	252,114	64,597	488,641	101,919

Operating expenses:
Research and development	3,233,735	2,236,609	5,717,593	3,941,406
General and administrative	1,754,757	1,123,577	3,489,929	2,273,910
Depreciation and amortization	41,089	34,965	78,202	62,091
In process research and development	10,422,130	—	10,422,130	—

Total operating expenses	15,451,711	3,395,151	19,707,854	6,277,407

Loss from operations	(15,199,597)	(3,330,554)	(19,219,213)	(6,175,488)
Gain on fair value of warrants	17,963,311	—	936,246	—

Net income (loss)	$2,763,714	$(3,330,554)	$(18,282,967)	$(6,175,488)

Net income (loss) per common share:
Basic net income (loss) per share	$.04	$(.06)	$(.26)	$(.11)

Diluted net income (loss) per share	$.03	$(.06)	$(.26)	$(.11)

ADVENTRX PHARMACEUTICALS, INC. AND SUBSIDIARY
(A Development Stage Enterprise)
Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2006	2005
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$17,601,928	$14,634,618
Accrued interest income	14,676	10,214
Prepaid expenses	671,568	255,802
Other current assets	6,701	—
Short-term investments	1,148,848	7,958,458

Total current assets	19,443,721	22,859,092
Property and equipment, net	417,813	407,544
Other assets	315,970	355,137

Total assets	$20,177,504	$23,621,773

Liabilities and Shareholders’ Deficiency
Current liabilities:
Accounts payable	$381,950	$593,228
Accrued liabilities	2,239,937	930,274
Accrued salary and related taxes	211,179	173,398
Warrant liability	28,760,165	29,696,411

Total current liabilities	31,593,231	31,393,311
Long-term liabilities	46,376	57,078

Total liabilities	31,639,607	31,450,389
Commitments and contingencies Temporary equity:
Common stock subject to continuing registration, $.001 par value; 10,810,809 shares issued and outstanding in 2006 and 2005, respectively	—	—
Shareholders’ deficiency:
Common stock, $0.001 par value. Authorized 200,000,000 shares; issued 61,495,727 shares in 2006 and 56,529,388 shares in 2005	72,330	67,364
Additional paid-in capital	66,746,972	52,105,329
Accumulated other comprehensive gain (loss)	1,149	(1,722)
Deficit accumulated during the development stage	(78,247,807)	(59,964,840)
Treasury stock, 23,165 shares at cost	(34,747)	(34,747)

Total shareholders’ deficiency	(11,462,103)	(7,828,616)

Total liabilities and shareholders’ deficiency	$20,177,504	$23,621,773

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